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                                                                   EXHIBIT 10.39

                           SELECT MEDICAL CORPORATION

                     4716 Old Gettysburg Road, P.O. Box 2034
                        Mechanicsburg, Pennsylvania 17055

                                February 24, 2005

Michael E. Tarvin
Select Medical Corporation
4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055

            Re: Second Amendment to Agreement in the Event of a Change of Control of SMC

Dear Mr. Tarvin:

            The following will confirm our desire to amend the Letter Agreement, dated as of March 1, 2000, and as amended on February 23, 2001 (the "Letter Agreement"), of Select Medical Corporation, a Delaware corporation (the "Company"), with you concerning the consequences upon certain terminations of your employment in connection with a change in control of the Company. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Letter Agreement.

            Reference is made to that certain Agreement and Plan of Merger, dated as of October 17, 2004 (the "Merger Agreement"), by and among Select Medical Holdings Corporation (f/k/a EGL Holding Company), a Delaware corporation ("Holdings"), EGL Acquisition Corp., a Delaware corporation ("EGL") and the Company pursuant to which, upon the terms and subject to the conditions set forth therein, EGL will merge with and into the Company (the "Merger") with the Company continuing as the surviving corporation.

            In consideration of your continued employment with the Company and other good and valuable consideration, including the mutual covenants and agreements contained in that certain Agreement, dated as of December 20, 2004 (the "Rollover Agreement"), by and among Holdings, you and the other individuals party thereto, pursuant to which, among other things, you agreed to contribute your shares of stock of the Company to Holdings in exchange for shares of stock of Holdings and to amend the Letter Agreement as set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company and you hereby agree, intending to be legally bound hereby, as follows:

            1. That the Merger and other transactions contemplated by the Merger Agreement will not be treated as a Change of Control under the terms and provisions of the Letter Agreement and you will forgo any change of control or similar payments that you would otherwise be entitled to receive under such provisions if the Merger or other transactions contemplated by the Merger Agreement or the Rollover Agreement would

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      have been treated as a Change of Control (including any gross-up or payments, or to reimburse you, for excise taxes resulting from such payments or other benefits provided under the Letter Agreement or otherwise in connection with the Merger and other transactions contemplated by the Merger Agreement or the Rollover Agreement).

            2. For the avoidance of doubt, it is understood that the aforementioned provisions shall remain in effect with respect to any future Change of Control and, except as amended hereby, the Letter Agreement shall continue in effect in accordance with its terms.

            Please indicate your acceptance of the above Amendment by signing below in the space provided.

                                        Very truly yours,

                                        SELECT MEDICAL CORPORATION

                                        By: /s/ Robert A. Ortenzio
                                            ____________________________________
                                            Robert A. Ortenzio
                                            Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Michael E. Tarvin
__________________________
Michael E. Tarvin

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